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                                                                    Exhibit 10.1


                                EMPLOYMENT  AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of August 10, 1998, by and between Preferred Healthcare Staffing, Inc., a Delaware Corporation ("PHS" or the "Company") and Debbie Bender-Balazich ("Bender"), an individual.

PRELIMINARY STATEMENTS:

A. PHS, on the one hand, and Debbie Bender-Balazich, Steven Barth, Steven Jones and Stephen McLaughlin ("Sellers"), on the other hand, are parties to a Stock Purchase Agreement dated as of July 10, 1998 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, PHS has acquired one hundred percent (100%) of the stock of National Explorers and Travelers Health Care, Inc., a Florida corporation ("NET").

B.   Bender was a fifty percent (50%) shareholder and President of NET.

C. PHS wishes to employ Bender as an Executive Vice President of PHS subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto agree as follows:

                                      AGREEMENT

1. TERM; PRIOR AGREEMENTS Bender shall be employed by PHS commencing on the date hereof and terminating one-year from such date, unless sooner terminated in accordance with the terms of this Agreement (such period or any renewal period are referred to herein as the "Term"). This Agreement can be renewed for successive one-year terms with the mutual written consent of PHS and Bender. This Agreement supercedes all prior agreements between Bender and NET or the Company, whether the agreement is oral or in writing.

2. SERVICES TO BE PERFORMED BY BENDER. During the Term, Bender shall serve as Executive Vice President and shall perform those duties, including the interface with other senior executives of the Company, delegated to her by the President or Chief Executive Officer of the Company and satisfy the objectives set forth in the Business Plan attached hereto as Exhibit A.

3. COMPENSATION. (a) Bender shall receive an annual salary of $150,000.00 ("Annual Salary") during the Term, which shall be payable in the same manner as the other executives of PHS. Bender shall also receive perquisites similar to those perquisites made available to other executives of PHS and shall be reimbursed for all pre-approved reimbursable business expenses.



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(b)    Bender shall also receive a bonus if at least 101% of the objectives
       ("Objectives") set forth in the Business Plan attached hereto as Exhibit A are met. Bender's bonus shall be computed as follows:

       (i) If the Company achieves less than 100% of the Objectives, Bender shall not receive any bonus payment;

       (ii) If the Company achieves between 100% and 110% of the Objectives, Bender shall receive a bonus payment equal to two (2) percentage points times the percentage Objective achieved (expressed as a whole number) less 100, times her Annual Salary;

       (iii) If the Company achieves between 111% and 150% of the Objectives, Bender shall receive a bonus equal to one half of one percentage point (1/2 of 1%) times the percentage Objective achieved (expressed as a whole number) less 110, times her Annual Salary;

       (iv) In no event shall Bender be entitled to receive a bonus payment greater than 40% of her Annual Salary;

       (v) Any bonus payment due shall be paid no later than ninety (90) days after year-end and shall be based on the audited financial statements of PHS. Bender must be employed by PHS on December 31, 1998 in order to be entitled to receive the bonus. Bender shall not be entitled to receive a partial bonus.

4. CONFIDENTIALITY. Bender acknowledges that during the course of her ownership of the stock of Net and her duties as an employee and officer, she has had and may in the future continue to be given access to or may become acquainted with Confidential Information and Trade Secrets of PHS, Preferred Employers Holdings, Inc., Preferred Employers Group, Inc. and its affiliates (hereinafter collectively referred to as "Preferred"). As used in this Section 4, Confidential Information and Trade Secrets means all trade practices, customer lists, member or beneficiary list for any employee staffing company, professional employer organization (PEO), self-insurance fund or employee organization serviced or proposed to be serviced by Preferred, all marketing plans, financial information, Travel Nurse information, and all other compilations of information that relate to the business of Preferred, or its affiliates, travel nurses, customers or suppliers, and which have not been disclosed by Preferred to the public. Bender acknowledges that the Confidential Information and Trade Secrets of Preferred, as such may exist from time to time are valuable, confidential, special and unique assets of Preferred, expensive to produce and maintain and essential for the profitable operation of its businesses. At all times from and after the date of this Agreement, except with Preferred's express prior written consent, Bender shall not, directly or indirectly, communicate, disclose or divulge to any person, or use for her benefit or the benefit of any person, in any manner any Confidential Information and Trade Secrets acquired before or during Bender's employment with PHS or NET, including, without limitation, the terms of this Agreement, except as may be required by law.


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5.     TIME COMMITMENT.  During the Term, Bender shall devote 100% of her full working time to the operations of PHS.

6. NONCOMPETITION. Bender shall be bound by the provisions of Section 4.12 Covenant Not To Compete, in the Stock Purchase Agreement.

7. STOCK OPTIONS. On the date hereof, Preferred Employers Holdings, Inc. ("PEH") will grant to Bender stock options to purchase up to 50,000 shares of PEH common stock. Such stock options are subject to the vesting schedule and other terms and conditions contained in the Company's Stock Option Agreement by and between PEH and Bender, a copy of which is attached hereto as Exhibit B.

8. BENEFIT PLANS. Bender shall be entitled to participate in PHS' benefit plans in the same manner and subject to the same terms and conditions as the other executives of PHS.

9. RELIANCE. Bender acknowledges that her compliance with the terms and conditions of this Agreement is an essential component of the transactions contemplated by the Stock Purchase Agreement. Bender further acknowledges that her compliance with the provisions of Sections 4 and 6 of this Agreement (hereinafter referred to as the "Restrictive Covenants") is a material element of the consideration bargained for by PHS hereunder and under the Stock Purchase Agreement, especially in view of the information disclosed to Bender and in connection with the Stock Purchase Agreement. Bender agrees to be bound by the provisions of Sections 4 and 6 of this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the provisions of Sections 4 and 6 of this Agreement shall be enforceable even after the Term. However, the parties further agree that if any portion of any of the Restrictive Covenants or their application is construed to be invalid or unenforceable, then the other portions thereof and the other Restrictive Covenants and their application shall not be affected
       thereby and shall be enforceable.    If any of the Restrictive Covenants
       and their application shall for any reason be held to be excessively broad as to duration, geographical scope, property, subject or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor so as to be enforceable to the maximum extent compatible with applicable law, and such Restrictive Covenant shall then be enforceable in its reduced or limited form.

10. TERMINATION. (a) This Agreement may be terminated by PHS at any time "For Cause". For purposes of this Agreement, "For Cause" shall mean the following: (i) Bender has failed to devote 100% of her full working time to the operations of PHS, (ii) Bender has been convicted of (whether or not subject to appeal) or plead "nolo contendere" or has made any similar plea to any criminal offense involving a violation of federal or state securities laws or regulations, embezzlement, fraud, wrongful taking or misappropriation of property, theft, or any other crime


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       involving dishonesty, (iii)  Bender has violated or  breached any provision of this Agreement, (iv) Bender has taken any action which directly or indirectly causes PHS to have any license, permit or other authorization necessary for the operations of its business (a "License") to be suspended or revoked, (v) PHS has received any notice from any governmental or other agency which regulates the operations of PHS which indicates that Bender's employment with PHS could have an adverse effect on the ability of PHS to retain or obtain any License or to otherwise conduct its operations in the manner then conducted, (vi) Bender has materially (defined as not meeting at least 75% of the Objectives) failed to achieve the objectives of the Business Plan attached hereto as exhibit A.

11.    DISABILITY; DEATH.

       (a) If, during the Term, Bender becomes physically or mentally disabled, whether by injury, illness or otherwise, so that she is unable to perform her duties for a period of 90 days in any 180 day period, then PHS may, at its option, terminate this Agreement upon ten days' written notice to Bender without further obligation.

       (b) In the event of Bender's death during the Term, this Agreement shall terminate and be of no further force and effect, provided that Bender shall be entitled to all salary and other benefits to which she is entitled through her date of death.

12. AUTHORITY; NO CONFLICT. Bender represents and warrants to PHS that (a) she has the full power and authority to enter into this Agreement and to perform her obligations hereunder, and (b) the execution, delivery and performance by Bender of this Agreement will not (i) violate, conflict with, or result in a breach of any contract or other agreement by which Bender is bound, (ii) require Bender to obtain the consent of, or give any notice to, or make any filing with, any Federal, state, or local government, or any agency thereof (a "Governmental Body"), or any other third person, or (iii) violate any law, statute or other requirement of any Governmental Body.

13. EQUITABLE RELIEF AND OTHER REMEDIES. Bender acknowledges that any breach by Bender of any of the Restrictive Covenants will result in irreparable injury to PHS, for which money damages could not provide adequate compensation. In the event of any such breach, PHS shall be entitled, in addition to all other rights and remedies which PHS may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Bender and all other persons involved therein from continuing such breach. PHS shall be entitled to such injunction without the necessity of posting any bond, but if a bond is nonetheless required by the court entertaining the motion for injunction, the parties hereto agree that a bond in the amount of $1,000.00 is appropriate. The existence of any claim or cause of action which Bender, or any other person, may have against PHS or Preferred shall not constitute a defense or bar to the enforcement of any of


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       the Restrictive Covenants.  If PHS resorts to litigation to enforce any of the Restrictive Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period of such breach, beginning on the date of a final court order (without further right of appeal) acknowledging the validity of such Restrictive Covenant or, if later, the last day of the original fixed term of the Restrictive Covenant.

14. ACKNOWLEDGEMENTS BY BENDER. Bender acknowledges and confirms that the length of the term of the Restrictive Covenants and the geographical restrictions contained therein are fair and reasonable and are not the result of overreaching, duress or coercion of any kind. Bender further acknowledges and confirms that the full, uninhibited and faithful observance of each of the Restrictive Covenants contained in this Agreement shall not cause any undue hardship, financial or otherwise. Bender acknowledges and confirms that her special knowledge of the Confidential Information and Trade Secrets of NET and PHS is such as would cause PHS serious injury and loss if she was to use such knowledge for the benefit of a competitor of PHS or were to compete with PHS.

15. NONDISPARAGEMENT. Bender agrees not to engage in any conduct that is injurious to the reputation or interest of Preferred, including but not limited to disparaging (or inducing or encouraging others to disparage) Preferred or its officers, directors, employees or shareholders. As used herein, the term "disparage" includes, without limitation, comments or statements to the press, any of Preferred's employees or any person with whom Preferred has a business relationship which would adversely affect in any manner the reputation of Preferred or any of its officers, directors, employees or shareholders.

16. INTELLECTUAL PROPERTY AS SOLE PROPERTY OF THE COMPANY. (a) Bender agrees promptly to disclose to PHS any and all intellectual property, computer software, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, conceived or learned by her during the period of her employment, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of NET or PHS, or which result, to any extent, from use of NET or PHS's premises or property (the work being hereinafter collectively referred to as the "Intellectual Property").

               (b) Bender acknowledges and agrees that all the Intellectual Property shall be the sole property of PHS, and she hereby assigns to PHS her entire right of interest in and to all the Intellectual Property. PHS shall be the sole owner of all domestic and foreign rights pertaining to the Intellectual Property. Bender further agrees as to all the Intellectual Property to assist PHS in every way (at PHS's expense) to obtain and from time to time enforce patents on the Intellectual Property in any and all countries. To that end, by way of illustration but not limitation, Bender will testify in any suit or other proceeding involving any of the Intellectual Property, execute all documents which PHS reasonably determines to


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       be necessary or convenient for use in applying for and obtaining patents thereon and enforcing same, and execute all necessary assignments thereof to PHS or persons designated by it. Bender's obligation to assist PHS in obtaining and enforcing patents for the Intellectual Property shall continue beyond the termination of her employment, but PHS agrees to compensate Bender at a reasonable rate after such termination for the time actually spent by Bender at PHS's request on such assistance.

               (c) All inventions, if any, which Bender made prior to her employment by NET or PHS, all of which are set forth as Exhibit C attached hereto, are excluded from the scope of this Agreement. Bender represents and warrants that Exhibit C sets forth a complete list of all Intellectual Property, discoveries, or improvements which have been made by Bender prior to her employment with PHS.

17.    MISCELLANEOUS

       (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties hereto with respect to such subject matter.

       (b) AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

       (c) WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

       (d) DESCRIPTIVE HEADINGS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

       (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

       (f) NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or Federal Express or (2) days after deposited in the


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               United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

       If to PHS, one copy to:

                    Preferred Healthcare Staffing, Inc.
                    10800 Biscayne Boulevard, 10th Floor
                    Miami, Florida  33161
                    Attn:  Mr. Mel Harris

                    With a copy to:

                    Preferred Healthcare Staffing, Inc.
                    10800 Biscayne Boulevard, 10th Floor
                    Miami, Florida  33161
                    Attn:  Jose M. Menendez, Esq.

       If to Bender, one copy to:


                    Ms. Debbie Bender-Balazich
                    7998 East Country Club Boulevard
                    Boca Raton, Florida  33434

       Or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

       (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

       (h) APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the State of Florida.

       (i) CONSENT TO JURISDICTION. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Dade County, Florida in any and all actions between or among any of the parties hereto, whether arising hereunder or otherwise.

       (j) ATTORNEYS' Fees. If any legal action is brought for the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover upon final judgement on the merits reasonable attorneys' fees (including attorneys' fees for any appeal) incurred in bringing such action.


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       IN WITNESS WHEREOF,  the parties hereto have placed their hands as of the day and year first above written.




                         PREFERRED HEALTHCARE STAFFING, INC.

                         By: /s/ William R. Dresback
                            --------------------------------
                            Name:
                            Title:


                         By: /s/ Debbie Bender-Balazich
                            --------------------------------
                            Debbie Bender-Balazich





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